FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2012 Fourth Quarter and Full Year Results

STAMFORD, Conn., February 28, 2013 - WWE (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2012. Revenues totaled $115.1 million as compared to $112.9 million in the prior-year quarter. Operating income was $2.6 million as compared to a loss of $13.1 million in the prior-year quarter. Net income was $0.6 million, or $0.01 per share, as compared to a loss of $8.6 million, or $(0.12) per share, in the prior-year quarter. Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $5.4 million as compared to $3.1 million in the prior-year quarter, and Adjusted Net income was $1.3 million, or $0.02 per share, as compared to $1.8 million, or $0.02 per share, in the prior-year quarter. On an “As Reported” basis, the results of WWE's movie portfolio, including reduced film impairment charges, were a significant component of the rise in fourth-quarter earnings. Excluding the impact of these impairment charges and network-related expenses, the growth in “Adjusted” Operating income was predominantly from the licensing of new television programs and digital content, which more than offset ongoing investment to support the company's long-term growth objectives. Adjusted earnings, however, declined due to an increase in the effective tax-rate.

“In the fourth quarter, we continued to make important progress on our key strategic initiatives, expanding the production and licensing of new programs and enhancing our brands,” stated Vince McMahon, Chairman and Chief Executive Officer. “Although we did not announce the launch of a domestic television network during the year, we believe, now more than ever, that we can realize the full value of our intellectual property using a variety of approaches in our global markets. Our confidence is based on the rising value of content and the tremendous global appeal of our brands.”

“In 2012, our traditional core businesses (excluding the results of WWE Studios and network-related expenses) delivered EBITDA of $77 million, in line with our performance over the preceding four years, which has ranged from $76 million to $96 million. Based on the anticipated expiration of key commercial agreements and other opportunities to maximize our content value, we believe we have the potential to achieve a significant increase in earnings,” added George Barrios, Chief Financial Officer. “In order to achieve this growth, it is critical that we invest in our production and creative capabilities. We expect that 2013 EBITDA performance will approximate our 2012 results, plus or minus 10%. In addition, we anticipate that net income will be impacted by incremental expenses from the return to a more normalized tax rate (30%-35% as compared to 26% in 2012) and increased depreciation of approximately $2 million to $3 million that derives from our ongoing capital investments to support our long-term growth initiatives. (Please see "WWE Announces Business Plan And Path to Significant Earnings Growth" release for more details.)

Comparability of Results
Our results for the current-year quarter included $2.3 million in network-related operating expenses and a $0.5 million film impairment charge. Results for the prior-year quarter included $4.0 million in network-related operating expenses and $12.2 million in film impairment charges. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to exclude these items. (See Schedules of Adjustments in Supplemental Information.)

Three Months Ended December 31, 2012 - Results by Region and Business Segment
Revenues increased 2% based on our growth in North America. Revenues from North America increased 12% driven by increased rights fees from the licensing of new television programs and digital content, increased home entertainment sales and, to a lesser extent, increased ticket sales from a higher number of live events in the region than the prior-year quarter. Revenues from outside North America declined 21% or $7.2 million primarily due to an anticipated reduction in the number of live events, which impacted our Live and Televised Entertainment segment (as described in the business segment discussion below).
The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
	December 31, 2012	December 31, 2011
Net Revenues By Region:
North America	$87.6	$78.2
Europe/Middle East/Africa (EMEA)	19.1	19.1
Asia Pacific (APAC)	7.0	9.4
Latin America	1.4	6.2
Total net revenues	$115.1	$112.9

	Three Months Ended
	December 31, 2012	December 31, 2011
Net Revenues By Segment:
Live and Televised Entertainment	$82.0	$81.0
Consumer Products	20.4	18.7
Digital Media	12.1	8.9
WWE Studios	0.6	4.3
Total net revenues	$115.1	$112.9

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $82.0 million for the current quarter as compared to $81.0 million in the prior-year quarter. Increased rights fees from the production and licensing of new television programs were affected by timing, with 8 fewer international live events and a reduction in the number of pay-per-view events (3 vs. 4 in the prior-year quarter).

•
Live Event revenues declined 13% to $23.3 million from $26.9 million in the prior-year quarter primarily due to a reduction in the number of international events and lower average attendance at both our domestic and international events.

•
There were 75 total events, including 52 events in North America and 23 events in international markets, in the current quarter as compared to 78 events in the prior-year quarter, including 47 events in North America and 31 in international markets.

•
North American live event revenues increased 9% to $13.9 million from $12.7 million in the prior-year quarter, reflecting increases in the number of events and average realized ticket price, which more than offset a slight decline in average attendance. There were 5 additional events in the period, representing an 11% increase while the average ticket price for the quarter's events increased 4% to $44.64 from $42.87 in the prior-year quarter. Average attendance declined 5% to approximately 5,700 from 6,000, primarily due to weaker performance.

•
International live events generated revenues of $9.4 million as compared to $14.2 million in the prior-year quarter, reflecting a 26% decline in the number of events, with 8 fewer events in the period, and an 11% decrease in average attendance to approximately 5,600 from 6,300 in the prior-year quarter. The decline in average attendance was predominantly due to weaker performance, as the prior-year quarter included an especially strong eight-event tour in Mexico. Partially offsetting the decline in events and attendance, the average ticket price increased 5% to $69.81 due in part to changes in the mix of ticket sales.

•
Pay-Per-View revenues were $13.0 million as compared to $14.6 million in the prior-year quarter reflecting the production of three pay-per-view events in the current quarter as compared to four in the prior-year quarter. In addition, revenue and buys were impacted by the timing of our Pay-Per-View distribution in the U.K. as our television partner in that country selected one fewer event in the current quarter for distribution via pay-per-view. On a comparable basis, for the events produced in the quarter, revenue increased approximately 4% as a 3% decline in buys was more than offset by a 7% increase in the average revenue per buy due in part to an increased proportion of buys to view our events in high definition, which generally attracts higher retail prices.

The details for the number of buys (in 000s) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	December 31, 2012	December 31, 2011

October	Hell in a Cell	199	182
October	Vengeance	—	121
November	Survivor Series	208	281
December	WWE TLC	175	179

Prior events		70	33
Total		652	796

•
Television revenues increased 20% to $40.6 million from $33.9 million in the prior-year quarter primarily due to the production and licensing of new programs. An additional hour of our Raw program was licensed to the USA Network and debuted in July 2012, and a new Saturday morning kids show, WWE Saturday Morning Slam, was introduced on The CW Network in August 2012. In addition, during the quarter, WWE began distribution of a new original series, the WWE Main Event, which airs on ION Television.

•
Venue Merchandise revenues were $3.8 million as compared to $3.9 million in the prior-year quarter. The 3% decline was primarily due to a decrease in total international attendance that arose from 8 fewer international live events in the current-year quarter. Total paid attendance and sales per capita at our North American events increased 4% and 5%, respectively.

Consumer Products
Revenues from our Consumer Products businesses increased 9% to $20.4 million from $18.7 million in the prior-year quarter, primarily due to strong unit sales from our home entertainment catalog that were partially offset by lower sales of our licensed products.

•
Home Entertainment net revenues increased 48% to $9.6 million as compared to $6.5 million in the prior-year quarter driven by the promotion and strong sales of our catalog titles and two additional, lower-priced new releases. Revenue growth stemmed from a 43% increase in shipments to nearly 1.2 million units and improved sell through rates of our prior-period releases that more than offset a 16% reduction in average price to $11.31.

•
Licensing revenues declined 12% to $8.4 million as compared to $9.5 million in the prior-year quarter with reduced sales across most product categories, especially video games, as well as novelty products, and apparel. Royalties earned from the sale of video games declined by $0.5 million primarily from the absence of WWE All Stars, which was released in March 2011 and was not refreshed in 2012. In addition, shipments of our annual franchise video game declined 21% to 128,000 units. Royalties from the sale of toys increased 11%, or $0.6 million, reflecting the successful launch of our Brawlin' Buddies toy by Mattel.
THQ Termination Agreement / Take-Two License Agreement
On December 19, 2012, our video game licensee THQ Inc. ("THQ") declared bankruptcy. As a result, the Company reserved $1.7 million as bad debt for amounts that were due the Company from THQ at December 31, 2012. The amounts reserved primarily related to sponsorship agreements and various services WWE provided to THQ in support of WWE '13. In connection with the termination of our license agreement with THQ, the Company will recognize approximately $8.0 million of revenue during the first quarter of 2013 relating to the unrecognized portion of an advance received when the Company entered into the license agreement with THQ in 2009. Additionally, upon termination of the agreement with THQ, the Company entered into a multi-year agreement with Take-Two Interactive Software, Inc. (Take-Two) to be the Company's video game licensee. As a result of THQ's bankruptcy, the Company will not collect royalties due in the first quarter. The Company has estimated the amount of this economic loss at between $4.0 million to $5.0 million, and does not believe that this loss will have a material adverse effect on the Company's business, financial condition or results of operations.

•	Magazine publishing net revenues were $1.7 million as compared to $2.0 million in the prior-year quarter, reflecting lower newsstand sales in the current-year quarter.
Digital Media
Revenues from our Digital Media related businesses were $12.1 million as compared to $8.9 million in the prior-year quarter, representing a 36% increase.

•
WWE.com revenues increased to $6.2 million from $2.7 million in the prior-year quarter, primarily due to increased rights fees associated with the licensing of original short-form content to YouTube and the licensing of next-day access of current WWE TV programs to Hulu Plus. The related programming agreements with YouTube and Hulu commenced February 2012 and September 2012, respectively. Sales of online advertising also increased from the prior-year quarter.

•
WWEShop revenues declined to $5.9 million from $6.2 million in the prior-year quarter as a 10% decline in average revenue per order to $47.10 was partially offset by a 4% increase in the number of online merchandise sales to 125,000 orders.

WWE Studios
During the quarter, WWE Studios recognized revenue of $0.6 million as compared to $4.3 million in the prior-year quarter, reflecting the timing of releases. There were no feature films released in the current quarter as compared to one release, The Reunion, in the prior-year quarter. WWE Studios' movie portfolio generated a loss of $0.6 million, including a $0.5 million film impairment charge, compared to a loss of $13.8 million in the prior-year quarter, which included $12.2 million in film charges. Excluding the impact of those charges in both the current and prior-year quarter, the WWE Studios' movie portfolio generated essentially break-even results compared to an adjusted loss of $1.6 million in the prior-year quarter.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution increased 89% to $45.9 million primarily due to improved results (i.e., reduced losses) from our WWE Studios' movie projects as well as increased rights fees from the licensing of new television programs and digital content, stronger sell-through rates of our home entertainment catalog titles and a reduction in certain talent-related expenses. The profit contribution margin increased to 40% compared to 22% in the prior-year quarter. Excluding the impact of film impairments, our Adjusted Profit contribution increased 27% to $46.4 million and our adjusted profit contribution margin was 40% compared to 32% in the prior-year quarter. (See Schedules of Adjustments in Supplemental Information.)

Selling, general and administrative expenses
SG&A expenses were $37.4 million for the current-year quarter as compared to $33.3 million in the prior-year quarter. These results reflected the return to a more normalized level of management incentive compensation, which resulted in a year-over-year increase of approximately $2.3 million, increased salary expenses, and incremental bad debt expense due, in part, to the bankruptcy of our former video game licensee. The rise in staffing costs (excluding management incentive compensation) was incurred to support the expansion of our television and digital content, including a potential network.
Depreciation and amortization
Depreciation and amortization expense totaled $5.9 million for the current-year quarter as compared to $4.1 million in the prior-year quarter. The increase in depreciation and amortization expense derives from our investment in assets to support our long-term growth objectives, including the launch of a potential network.
EBITDA
EBITDA was $8.5 million in the current-year quarter as compared to a loss of $9.0 million in the prior-year quarter. Improved results were driven by the performance of our movie portfolio and the licensing of additional television and digital content, partially offset by the aforementioned increase in SG&A expenses. Adjusted EBITDA (excluding the impact of network-related expenses and film impairments) increased 57% to $11.3 million from $7.2 million in the prior-year quarter.
Investment and Other (Expense) Income
Investment income, interest and other expense, net was a loss of $0.2 million in the current-year quarter compared to a loss of $0.2 million in the prior-year quarter.
Effective tax rate
The current year quarter's effective tax rate was 75%. The current quarter was adversely impacted by $0.4 million of additional tax expense as a result of differences between estimated and actual full year taxable income. Additionally, the fourth quarter rate reflected a $0.2 million increase in unrecognized tax benefits and $0.2 million to provide for dividends from a foreign subsidiary. In total, these items were responsible for 33 percentage points of the quarter's 75% effective rate.
Summary Results for the Year Ended December 31, 2012
Total revenues for the year ended December 31, 2012 were $484.0 million as compared to $483.9 million in the prior year. Operating income for the current year was $43.2 million versus $37.0 million in the prior year. Net income was $31.4 million, or $0.42 per share, as compared to $24.8 million, or $0.33 per share, in the prior year. EBITDA was $63.2 million for the current year as compared to $52.0 million in the prior year. Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $52.6 million compared to $64.4 million in the prior year, and Adjusted Net income was $38.6 million, or $0.51 per share, compared to $43.3 million, or $0.58 per share, in the prior year. On an “As Reported” basis, the results of WWE's portfolio of movies, including a $22.2 million reduction in film impairment charges, was a significant component of the rise in EBITDA for the year. Excluding the impact of these impairment charges and network-related expenses, “Adjusted” EBITDA declined 9% as growth from the licensing of new television programs and digital content, as well as improved results from our Pay-Per-View operations, were more than offset by lower video game sales, ongoing investment to support the company's long-term objectives, and $10.8 million in incremental expenses from the return to a more normalized level of management incentive compensation in the current year.

Year Ended December 31, 2012 - Results by Region and Business Segment
Revenues were essentially flat to the prior year as growth from North America was offset by a corresponding international decline. Revenue from North America increased 4%, or $15.4 million, as the licensing of new television programs and digital content, improved home entertainment sales, and a rise in the number of domestic live events were partially offset by lower revenues from our movie releases. Revenues from outside North America declined 11%, or $15.3 million, primarily due to an anticipated reduction in the number of live events and lower sales of licensed consumer products, particularly in the Latin American and EMEA regions.

The following tables reflect net revenues by region and by segment (in millions):

	Year Ended
	December 31, 2012	December 31, 2011
Net Revenues By Region:
North America	$365.9	$350.5
Europe/Middle East/Africa	70.7	76.1
Asia Pacific	37.1	38.7
Latin America	10.3	18.6
Total net revenues	$484.0	$483.9

	Year Ended
	December 31, 2012	December 31, 2011
Net Revenues By Segment:
Live and Televised Entertainment	$353.8	$340.0
Consumer Products	87.8	94.9
Digital Media	34.5	28.1
WWE Studios	7.9	20.9
Total net revenues	$484.0	$483.9
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $353.8 million for the current-year period as compared to $340.0 million in the prior-year period, representing an increase of 4%.

	Year Ended
	December 31, 2012	December 31, 2011
Live events	$103.7	$104.7
Venue merchandise	18.8	18.3
Pay-per-view	83.6	78.3
Television rights fees	139.5	131.5
Other	8.2	7.2
Total	$353.8	$340.0

Consumer Products
Revenues from our Consumer Products businesses were $87.8 million for the current-year period as compared to $94.9 million in the prior-year period, representing a decrease of 7%.

	Year Ended
	December 31, 2012	December 31, 2011
Licensing	$46.3	$54.4
Home entertainment	33.0	30.4
Magazine publishing	6.0	7.7
Other	2.5	2.4
Total	$87.8	$94.9
Digital Media
Revenues from our Digital Media related businesses were $34.5 million as compared to $28.1 million in the prior-year period, representing an increase of 23%.

	Year Ended
	December 31, 2012	December 31, 2011
WWE.com	$19.7	$12.5
WWEShop	14.8	15.6
Total	$34.5	$28.1
WWE Studios
During the current year, WWE Studios recognized revenue of $7.9 million as compared to $20.9 million in the prior year, reflecting the timing of releases from our movie portfolio. Film performance improved by $24.0 million over the prior year driven by the $22.2 million reduction of impairment charges in the current year.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution increased 18% to $199.6 million primarily driven by reduced losses from our WWE Studios film projects, the strong performance of our Pay-Per-View events, and the licensing of new television programming and digital content. The growth in profit from these businesses was partially offset by reduced video game sales and the return to a more normalized level of management incentive compensation, which resulted in a $3.2 million increase in expenses on a year-over-year basis. Excluding the film impairment charges in the current and prior year, Adjusted Profit contribution increased 5% to $200.8 million and Adjusted Profit contribution margin increased to 41% from 40% in the prior year. (See Schedules of Adjustments in Supplemental Information.)

Selling, general and administrative expenses
SG&A expenses were $136.4 million for the current-year period as compared to $116.7 million in the prior-year period. This 17% increase reflected the return to a more normalized level of management incentive compensation, which resulted in a year-over-year increase of approximately $7.6 million, higher salary expenses as well as increased bad debt expense. The rise in staffing costs (excluding management incentive compensation) was incurred primarily to support a potential network. Network-related costs, including staffing costs, totaled $8.2 million in the current-year period. Excluding these costs in both periods, SG&A expenses increased 14% to $128.2 million from $112.7 million in the prior-year period.
EBITDA
EBITDA increased 22% to $63.2 million from $52.0 million in the prior year. The growth in profit contribution, driven by reduced losses from our WWE Studios film projects and the strong performance of our Pay-Per-View events, more than offset the aforementioned increase in SG&A expenses. Excluding the impact of network-related expenses and film impairments, however, Adjusted EBITDA declined 9% to $72.6 million from $79.4 million in the prior year.
Investment and Other Income (Expense)
Investment income was $2.2 million in the current year as compared to $2.1 million in the prior year. Interest expense of $1.7 million in the current year includes the amortization of loan origination costs and a fee on the unused portion of our revolving credit facility, which was established in the third quarter of 2011. Interest expense in the prior year was $0.6 million and related primarily to our mortgage which was repaid in full in 2012. Other expense was approximately $1.0 million in the current year as compared to $1.6 million in the prior year. The decline reflected changes in state taxes not based on income.
Effective tax rate
The effective tax rate was 26% in the current year as compared to 33% in the prior year. The current-year effective tax rate was positively impacted by the recognition of approximately $4.4 million in previously unrecognized tax benefits, primarily related to the settlement of several audits including the State of Connecticut, the IRS and other state and local jurisdictions.
Cash Flows
Net cash provided by operating activities was $63.0 million for the year ended December 31, 2012 as compared to $63.2 million in the prior year.

Purchases of property and equipment and other assets increased $6.0 million from the prior-year period to $33.9 million. The level of capital spending and the increase from the prior year were primarily due to investment in assets to develop the infrastructure which supports our efforts to create and distribute new content, including through a potential network.

Additional Information
Additional business metrics are made available to investors on a monthly basis on our corporate website - corporate.wwe.com.
Note: WWE will host a conference call on February 28, 2013 at 11:00 a.m. ET to discuss the Company's earnings results for the fourth quarter of 2012. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 600 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Miami, London, Mumbai, Shanghai, Singapore, Istanbul and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE Network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net revenues	$115.1	$112.9	$484.0	$483.9

Cost of revenues	69.2	88.6	284.4	315.2
Selling, general and administrative expenses	37.4	33.3	136.4	116.7
Depreciation and amortization	5.9	4.1	20.0	15.0
Operating income (loss)	2.6	(13.1)	43.2	37.0
Investment income, net	0.5	0.6	2.2	2.1
Interest expense	(0.3)	(0.4)	(1.7)	(0.6)
Other expense, net	(0.4)	(0.4)	(1.0)	(1.6)
Income (loss) before income taxes	2.4	(13.3)	42.7	36.9
Provision (benefit) for income taxes	1.8	(4.7)	11.3	12.1
Net income (loss)	$0.6	$(8.6)	$31.4	$24.8
Earnings (loss) per share:
Basic and diluted	$0.01	$(0.12)	$0.42	$0.33
Weighted average common shares outstanding:
Basic	74.8	74.4	74.6	74.2
Diluted	75.1	74.8	75.0	74.9

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66.0	$52.5
Short-term investments, net	86.3	103.3
Accounts receivable, net	50.7	56.7
Inventory	1.8	1.7
Deferred income taxes	14.4	11.1
Prepaid expenses and other current assets	15.3	14.4
Total current assets	234.5	239.7
PROPERTY AND EQUIPMENT, NET	102.2	96.5
FEATURE FILM PRODUCTION ASSETS, NET	23.7	23.6
TELEVISION PRODUCTION ASSETS	6.3	0.3
INVESTMENT SECURITIES	5.2	10.2
OTHER ASSETS	9.5	8.3
TOTAL ASSETS	$381.4	$378.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$1.3
Accounts payable and accrued expenses	49.0	46.3
Deferred income	28.6	21.7
Total current liabilities	77.6	69.3
LONG-TERM DEBT	—	0.3
NON-CURRENT INCOME TAX LIABILITIES	9.1	5.6
NON-CURRENT DEFERRED INCOME	—	8.2
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.5	0.5
Additional paid-in capital	341.7	338.4
Accumulated other comprehensive income	4.0	3.3
Accumulated deficit	(51.8)	(47.3)
Total stockholders’ equity	294.7	295.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$381.4	$378.6

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended
	December 31, 2012	December 31, 2011
OPERATING ACTIVITIES:
Net income	$31.4	$24.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	8.8	39.7
Depreciation and amortization	20.0	15.0
Realized gains on sales of investments	(0.2)	(0.1)
Amortization of bond premium	2.3	2.6
Amortization of debt issuance costs	0.6	0.2
Stock-based compensation	3.8	2.9
Provision for (recovery from) doubtful accounts	2.5	(0.7)
Services provided in exchange for equity instruments	(0.4)	—
Loss on disposal of property and equipment	0.1	1.4
Provision for (benefit from) deferred income taxes	6.2	(6.4)
Excess tax benefits from stock-based payment arrangements	—	(0.1)
Cash provided/(used) by changes in operating assets and liabilities:
Accounts receivable	4.5	(1.9)
Inventory	(0.1)	0.4
Prepaid expenses and other assets	(2.7)	4.8
Feature film production assets	(8.9)	(7.1)
Television production assets	(6.1)	(0.3)
Accounts payable and accrued expenses	2.5	(3.7)
Deferred income	(1.3)	(8.3)
Net cash provided by operating activities	63.0	63.2
INVESTING ACTIVITIES:
Purchase of property and equipment and other assets	(33.9)	(27.9)
Purchases of short-term investments	(19.2)	(47.9)
Proceeds from sales or maturities of investments	45.2	45.1
Purchase of cost method investment	(5.0)	—
Net cash used in investing activities	(12.9)	(30.7)
FINANCING ACTIVITIES:
Repayment of long-term debt	(1.6)	(1.2)
Debt issuance costs	—	(1.8)
Issuance of stock, net	0.8	0.9
Dividends paid	(35.8)	(47.8)
Excess tax benefits from stock-based payment arrangements	—	0.1
Net cash used in financing activities	(36.6)	(49.8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13.5	(17.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	52.5	69.8
CASH AND CASH EQUIVALENTS, END OF PERIOD	$66.0	$52.5
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$7.2	$12.1
Cash paid for interest	$0.8	$0.4
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Non-cash purchase of property and equipment and other assets	$1.4	$5.3

World Wrestling Entertainment, Inc.
Supplemental Information – EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income (loss)	$0.6	$(8.6)	$31.4	$24.8
Provision (benefit) for income taxes	1.8	(4.7)	11.3	12.1
Investment, interest and other expense (income), net	0.2	0.2	0.5	0.1
Depreciation and amortization	5.9	4.1	20.0	15.0
EBITDA	$8.5	$(9.0)	$63.2	$52.0

Non-GAAP Measure:

EBITDA is defined as net income (loss) before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company's definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company's performance. The Company uses EBITDA to measure its own performance, set goals for operating managers, and in our calculations of compliance with debt covenants in conjunction with our credit facility. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Profit contribution	$45.9	$24.3	$199.6	$168.7

Adjustments (Added back):
Film impairment charge	0.5	12.2	1.2	23.4

Adjusted Profit contribution	$46.4	$36.5	$200.8	$192.1

Selling, general and administrative expenses	37.4	33.3	136.4	116.7

Adjustments (Less):
Network-related expenses	(2.3)	(4.0)	(8.2)	(4.0)

Adjusted Selling, general and administrative expenses	$35.1	$29.3	$128.2	$112.7

Depreciation and amortization	5.9	4.1	20.0	15.0

Operating income (loss)	$2.6	$(13.1)	$43.2	$37.0

Adjusted Operating income	$5.4	$3.1	$52.6	$64.4

EBITDA	$8.5	$(9.0)	$63.2	$52.0

Adjusted EBITDA	$11.3	$7.2	$72.6	$79.4

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating income (loss)	$2.6	$(13.1)	$43.2	$37.0

Adjustments (Added back):
Film impairment charge	0.5	12.2	1.2	23.4
Network-related expenses	2.3	4.0	8.2	4.0

Adjusted Operating income	$5.4	$3.1	$52.6	$64.4

Investment, interest and other (expense) income, net	(0.2)	(0.2)	(0.5)	(0.1)

Adjusted Income before taxes	$5.2	$2.9	$52.1	$64.3

Provision (benefit) for taxes	1.8	(4.7)	11.3	12.1

Adjustments (Added back at period's effective tax rate):
Previously unrecognized tax benefits	—	—	4.1	—
Change due to operating adjustments	2.1	5.8	(1.9)	8.9

Adjusted Provision for taxes	$3.9	$1.1	$13.5	$21.0

Adjusted Net income	$1.3	$1.8	$38.6	$43.3

Adjusted Earnings per share:
Basic	$0.02	$0.02	$0.52	$0.58
Diluted	$0.02	$0.02	$0.51	$0.58

Weighted average common shares outstanding (In millions):
Basic	74.8	74.4	74.6	74.2
Diluted	75.1	74.8	75.0	74.9

Non-GAAP Measure:
Adjusted Operating income, Adjusted Income before taxes, Adjusted Provision for taxes, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net cash provided by operating activities	$22.1	$15.4	$63.0	$63.2

Less cash used for capital expenditures and other assets:
Purchase of property and equipment	(6.8)	(17.5)	(28.7)	(26.2)
Purchase of other assets	(0.4)	—	(5.2)	(1.8)

Free Cash Flow	$14.9	$(2.1)	$29.1	$35.2

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.